EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

IMH Financial Corporation

Scottsdale, Arizona

We hereby consent to the use in the Prospectus constituting a part of Amendment No. 1 to this Registration Statement of our report dated March 16, 2010 except for earnings per share reported on the Company’s consolidated statements of operations and Note 10 as to which the date is October 26, 2010, relating to the consolidated financial statements and schedule of IMH Financial Corporation, which is contained in that Prospectus.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)

Phoenix, Arizona

January 21, 2011